SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”) is made and entered into this 4th  day of

May 2010, by and between WED Holdings, LLC (“Plaintiff”) and BioMedical Technology Solutions

Holdings, Inc, BMTS Properties, Inc. ("Defendants").  Plaintiff and Defendants are referred to collectively as  “Parties” and individually as a “Party.”

RECITALS

A. The Parties are involved in a lawsuit which is pending in the District Court of Douglas

County, Colorado, captioned, Valor Invest v. BioMedical Technology Solutions Holdings, Inc, BMTS

Properties, Inc Case No. 2010CV723 (the “Action”).

B. The Action involves a Promissory Note and Deed of Trust executed by Defendants, and in favor of Plaintiff, wherein Plaintiff alleges Defendants breached the terms of the Promissory Note.

AGREEMENT

 For mutual consideration, the receipt and sufficiency of which is hereby acknowledged by each

Party, the Parties stipulate to resolve the dispute as follows:

1. Balance Owed.  The Parties agree that the balance owed under the note as of May

31, 2010 is 210,271.15.  (All currency amounts are stated as US Dollars)

2. Interest  - Defendants agree to pay interest at six percent (6% ) per annum on the balance due as of May 31, 2010, with interest continuing to accrue at that rate until paid.

3. Payment - Plaintiff hereby agrees to make the following payments on or before the following dates:

Payment Date	Principal Amount Paid	Costs	Interest Payment	Payment Due	Loan Balance
5/31/10	$25,000.00	$3,000.00	$7,771.15	$35,771.15	$175,000.00
7/1/10	$10,000.00		$904.17	$10,904.17	$165,000.00
8/1/10	$10,000.00		$852.50	$10,852.50	$155,000.00
9/1/10	$10,000.00		$800.83	$10,800.83	$145,000.00
10/1/10	$10,000.00		$725.00	$10,725.00	$135,000.00
11/1/10	$10,000.00		$697.50	$10,697.50	$125,000.00
12/1/10	$10,000.00		$625.00	$10,625.00	$115,000.00
1/1/11	$70,000.00		$594.17	$70,594.17	$45,000.00
2/1/11	$15,000.00		$232.50	$15,232.50	$30,000.00
3/1/11	$15,000.00		$140.00	$15,140.00	$15,000.00
4/1/11	$15,000.00		$77.50	$15,077.50	$0.00

Defendants shall have a one-time option to defer the 5/31/10 interest payment until 1/1/2011.  If defendants so elect, the above amortization will be adjusted to reflect the actual payments, and the parties will agree on a new amortization schedule, with interest still accruing at 6%.

Settlement Agreement and Mutual Release

4. Additional Compensation – Stock and Warrants In addition to the above payments, Defendants agree to immediately issue Plaintiff 250,000 shares of common stock in BioMedical Technology Solutions Holdings, Inc, (Ticker Symbol BMTL.OB).  In addition, Defendants agree to issue Plaintiff 200,000 warrants in BioMedical Technology Solutions Holdings, Inc, that allow Plaintiff to convert each warrant into one share of stock in BioMedical Technology Solutions Holdings, Inc.  Such warrants will have an exercise price of $0.25 each, to be paid if and when Plaintiff exercises the warrants. The warrants shall expire 5/31/13.

5. Deed of Trust - The Deed of Trust previously executed by the Parties as collateral for the Promissory Note shall continue in full force and effect.

6. Sale or Merger by Defendants - Defendants are prohibited from selling or transferring any lines of business or operations without first paying the balance owed under this Agreement. Should Defendant seek to sell, dispose, spin-off, transfer or merge any of its current business operations while this Agreement is not completely performed, any such action shall cause the balance of the amounts due under this Agreement to become immediately due and payable.

7. Private Placement  - Should either Defendant conduct a private placement or offering of securities aggregating $500,000 or more in any given quarter while this Agreement is not completely performed, Plaintiff will have the right, but not the obligation, to convert any remaining balance due under this Agreement into the offering on the same terms as those offered to potential investors.

8. Default - Should Defendants not make any payment when due, Plaintiff shall give written notice of such default to the President of BioMedical Technology Solutions, Inc., at 9800 Mt. Pyramid Court, Suite 250, Englewood, CO  80112, via Certified US mail or other tracked delivery method.  If Defendants do not cure such non-payment within five business days of such notice being sent, the entire balance due under this agreement is accelerated, and shall be due and payable.

9. Confession of Judgment   - Upon default and acceleration, Defendants, jointly and severally, confess judgment in the amount of 210,271.15, less any payments made, together with costs, interest and attorney’s fees, incurred in obtaining the confession judgment.  Defendants waive all rights to service, notice, demand and presentment except as outlined in this Agreement.

10. Dismissal of the Action - Concurrent with the execution of this Agreement, Plaintiff shall execute and file in the Action a Notice of Dismissal.

11. Successors and Assigns - This Agreement shall be binding upon and inure to the benefit of all Parties hereto, including their respective current and former trustees, officers, elected representatives, members, managers, directors, employees, agents, stockholders, affiliates, predecessors, successors, heirs and assigns. Each Party to this Agreement represents and warrants that such Party has not assigned and will not assign any claim covered under this Agreement.

12. Authority to Enter Agreement - Each person and entity executing this Agreement warrants that it/he/she is the duly authorized representative of the person or entity for which he acts and is fully and legally empowered to execute and deliver this Agreement.

Settlement Agreement and Mutual Release

13. Interpretation of Agreement - Each Party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by any one Party.  In the event of any dispute between the Parties concerning this Agreement, the Parties agree that any rule of construction to the effect that any ambiguity in the language of the Agreement is to be resolved against the drafting Party, shall not apply.

14. Governing Law, Jurisdiction and Venue - This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.  Jurisdiction and venue for any action arising out of this Agreement shall rest with the District Court for Douglas County, Colorado, and the Parties submit to said jurisdiction and venue.

15. Entire Agreement - The Parties agree that this Agreement constitutes the final and entire agreement among the Parties and thereby supersedes and voids any and all prior agreements, letters, or understandings, whether written or oral, which may have existed regarding the subject matter of this

Agreement.

16. Severability - If any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

BIOMEDICAL TECHNOLOGY SOLUTIONS HOLDINGS, INC

By:

Name: ___/s/ Donald G. Cox________

Donald G. Cox

Its:     President

Date:   April 4, 2010

BMTS PROPERTIES, INC

WED Holdings, LLC

By:       ___/s/ Donald G. Cox__________

 By:       ___/s/ William E. Dudziak

Donald G. Cox

Name:  William E Dudziak

Date:      April 4, 2010

Date:    May 3, 2010